UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
August 12, 2009

Wabash National Corporation
 (Exact name of registrant as specified in its charter)

Delaware	1-10883	52-1375208

(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1000 Sagamore Parkway South, Lafayette, Indiana 47905
___________________________________________________
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:
(765) 771-5310

__________________

Not applicable
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 12, 2009, Robert J. Smith, Senior Vice President and Chief Financial Officer of Wabash National Corporation (the Company),  provided notice to the Company that he has decided to resign from his position effective August 31, 2009 having accepted an opportunity with a privately held company headquartered in New York.  The Company also announced the appointment of Mark J. Weber to Senior Vice President and Chief Financial Officer, effective at the time of Mr. Smith’s resignation.  Mr. Weber will replace Mr. Smith as the Company’s principal financial officer and principal accounting officer.

Mr. Weber joined the Company in August 2005 as Director of Internal Audit, was promoted in February 2007 to Director of Finance, and since November 2007 has served as the Company’s Vice President and Corporate Controller.  Prior to joining the Company, Mr. Weber was with Great Lakes Chemical Corporation from October 1995 through August 2005 where he served in several positions of increasing responsibility within accounting and finance, including Vice President of Finance.  Mr. Weber earned his Master’s of Business Administration and Bachelor of Science in Accounting from Purdue University’s Krannert School of Management.

As a result of his appointment as Senior Vice President and Chief Financial Officer, Mr. Weber will be entitled to participate in the Company’s Change in Control Policy, Executive Severance Plan, Deferred Compensation Plan and Retirement Benefit Plan, all of which are described in the Company’s proxy statement for its 2009 annual meeting filed with the Securities and Exchange Commission on Schedule 14A on April 22, 2009, at pages 22-23, and such descriptions are incorporated in this report by reference.  Mr. Weber’s annual salary is $250,000 subject to the 16.75% reduction in base pay for all Executive Officers and he is eligible for an award in 2009 of up to 45% of his salary under the Company’s annual short term incentive plan on the same basis as the Company’s other officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WABASH NATIONAL CORPORATION

Date: August 17, 2009	By:	/s/ Robert J. Smith _________________________ Robert J. Smith Senior Vice President and Chief Financial Officer